EXHIBIT 99.2
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INTERNATIONAL WIRE GROUP, INC. AGREES TO SELL ITS INSULATED WIRE
SUBSIDIARIES IN MEXICO

Camden, NY -July 3, 2006 - International Wire Group, Inc. (ITWG. PK), announced today it has entered into an agreement to sell its insulated wire Mexican subsidiaries to Draka Holding N.V. and Draka Mexico Holding, S.A. de C.V. ("Draka"). Under the terms of the stock purchase agreement, IWG will sell all of the common stock of its Mexican subsidiaries to Draka for $5 million. Included in the sale are the property, plant and equipment located at the plant in Durango, Mexico, which ceased production and closed in March 2006. Proceeds from the transaction will be used to reduce amounts outstanding under our senior revolving credit facility and for general corporate purposes. This transaction is related to a similar transaction announced on June 28, 2006 in which International Wire Group, Inc. entered into an agreement to sell its insulated wire operations located in Cebu, Philippines to Draka for $30 million plus a working capital adjustment estimated to be $2 million. Both transactions are expected to close on July 3, 2006. These transactions will substantially complete IWG's exit from the insulated wire business.

International Wire Group, Inc is a manufacturer and marketer of wire products, including bare, silver-plated, nickel-plated and tin-plated copper wire, for other wire suppliers and original equipment manufacturers or "OEMs". Their products include a broad spectrum of copper wire configurations and gauges with a variety of electrical and conductive characteristics and are utilized by a wide variety of customers primarily in the aerospace, appliance, automotive, electronics and data communications, industrial/energy and medical device industries. The Company manufactures and distributes its products at 13 facilities located in the United States, Belgium, France and Italy.

  FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY

Certain statements in this report may constitute "forward-looking" statements within the meaning of the Private Litigation Reform Act of 1995. Words such as "expects," "intends," "plans," "projects," "believes," "estimates," and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of customers, production rate increases and decreases, acquisition and divestiture plans, and other cost-reduction and productivity efforts; performance issues with key suppliers,




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subcontractors and customers; global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; legal and investigatory proceedings; and other economic, political and technological risks and uncertainties. For further information about IWG's principal risks and uncertainties, see IWG's Form 10-K and other filings with the Securities and Exchange Commission.


Contact:
International Wire Group, Inc.
Glenn J. Holler
Senior Vice President and CFO
314-719-1000




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